Item 77-K

November 24, 2003


Re:  	Notification - Replacement of Accountant Pursuant to Regulation S-K,
Item 304

To Whom It May Concern:

On August 25, 2003, the Rydex Series Funds (the "Trust") notified Deloitte & Touche LLP ("D&T") that its services would no longer be utilized by the Trust in future engagements. This decision was approved by the audit committee of the Board of Trustees of the Trust.

The Trust hereby notifies you that during the two most recent fiscal years preceding this termination, there have been no disagreements with D&T relating to any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, or compliance with applicable rules of the Securities and Exchange Commission.

In addition, D&T's report on the Trust's financial statements during the two most recent fiscal years preceding its termination contained no adverse opinion, disclaimer of opinion, or qualification. The Trust has attached a letter from D&T, filed as an exhibit to this Form N-SAR, addressed to the Securities and Exchange Commission, verifying D&T's agreement with the statements the Trust has made in this notification pursuant to Regulation S-K,
 Item 304.


Sincerely,



/s/ Carl G. Verboncoeur
Carl G. Verboncoeur, Treasurer
Rydex Series Funds



cc:  Bob Sohr, Deloitte & Touche